Exhibit 99.1

NEWS RELEASE

PETROQUEST ENERGY ANNOUNCES CLOSING OF ITS EXCHANGE OFFERS AND CONSENT SOLICITATION

LAFAYETTE, LA – September 27, 2016 - PetroQuest Energy, Inc. (NYSE: PQ) announced today that it has closed its previously announced private exchange offers (the “Exchange Offers”) to Eligible Holders (as defined below) of its outstanding 10% Senior Notes due 2017 (CUSIP No. 716748 AA6) (the “2017 Notes”) and its outstanding 10% Second Lien Senior Secured Notes due 2021 (CUSIP 716748 AE8 / U7167U AB0) (the “2021 Notes” and together with the 2017 Notes, the “Old Notes”) for the consideration set forth below, and related consent solicitation (the “Consent Solicitation”) to adopt certain amendments to the indenture governing the 2021 Notes (the “Indenture Amendments”) and the registration rights agreement with respect to the 2021 Notes (the “2021 Registration Rights Agreement”).

At the closing, and in satisfaction of the consideration of $243,468,000 in aggregate principal amount of the Old Notes, representing approximately 86.9% of the outstanding aggregate principal amount of Old Notes, validly tendered (and not validly withdrawn) in the Exchange Offers, PetroQuest issued (i) $243,468,000 in aggregate principal amount of its newly issued 10% Second Lien Senior Secured PIK Notes due 2021 (the “New Notes”) and (ii) 3,517,000 shares of its common stock (the “Shares”). PetroQuest also paid, in cash, accrued and unpaid interest on Old Notes accepted in the Exchange Offer from the last applicable interest payment date to, but not including, September 27, 2016. Interest on the New Notes will accrue from September 27, 2016.

Following the consummation of the Exchange Offers, there are $22,650,000 in aggregate principal amount of the 2017 Notes outstanding and $14,177,000 million in aggregate principal amount of the 2021 Notes outstanding.

On September 23, 2016, the Company made the interest payment previously due on September 1, 2016 with respect to the 2017 Notes, which payment was made prior to the expiration of the 30 day grace period for payment of interest under the indenture governing the 2017 Notes.

The New Notes and the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or with any securities regulatory authority of any State or other jurisdiction, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. The Exchange Offers were made, and the New Notes and the Shares were offered and issued, only to holders of Old Notes (1) in the United States, who are “qualified institutional buyers” as defined in Rule 144A under the Securities Act (“QIBs”), in a private transaction in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof and (2) outside the United States, who are persons other than U.S. persons as defined in Rule 902 under the Securities Act in offshore transactions in compliance with Regulation S under the Securities Act.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the New Notes or the Shares, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in Texas, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including our ability to successfully close the previously disclosed commitment for a four-year multi-draw term loan facility or receive any proceeds from draws thereunder; the sufficiency of our current liquidity; the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014; our indebtedness and the significant amount of cash required to service our indebtedness; our ability to improve our liquidity position and refinance or restructure our indebtedness, including the 2017 Notes and the 2021 Notes; the potential need to sell assets or seek bankruptcy protection; our estimate of the sufficiency of our existing capital sources, including availability under our bank credit facility and the result of any borrowing base redetermination; our ability to post additional collateral to satisfy our offshore decommissioning obligations; our ability to hedge future production to reduce our exposure to price volatility in the current commodity pricing market; ceiling test write-downs resulting, and that could result in the future, from lower oil and natural gas prices; our ability to raise additional capital to fund cash requirements for future operations; limits on our growth and our ability to finance our operations, fund our capital needs and respond to changing conditions imposed by our bank credit facility and restrictive debt covenants; our ability to find, develop and produce oil and natural gas reserves that are economically recoverable and to replace reserves and sustain production; approximately 50% of our production being exposed to the additional risk of severe weather, including hurricanes, tropical storms and flooding, and natural disasters; losses and liabilities from uninsured or underinsured drilling and operating activities; changes in laws and governmental regulations as they relate to our operations; the operating hazards attendant to the oil and gas business; the volatility of our stock price; and our ability to meet the continued listing standards of the New York Stock Exchange with respect to our common stock or to cure any deficiency with respect thereto. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. The Company undertakes no duty to update or revise these forward-looking statements.

Click here for more information: “http://www.petroquest.com/news.html?=BizID=1690&1=1”